Exhibit 23.1

                      Consent of Independent Auditors


To the Board of Directors of
EworldMedia Holdings, Inc.
Newport Beach, California



We consent to the incorporation by reference, in the Registration Statement of eWorld Media Holdings, Inc., on this Post Effective Amengment No. 1 to Form S-8, of our report dated April 2, 2004, relating to the financial statements of eWorld Media Holdings, Inc. as of December 31, 2003, and for the year ended December 31, 2003; and the reference to our firm in the Registration Statement under the caption "Experts" or elsewhere.




/S/ Chisholm, Bierwolf & Nilson, LLC
-------------------------------------
Chisholm, Bierwolf & Nilson, LLC

September 1, 2004